FOR IMMEDIATE RELEASE

For:  MobileMedia Corporation
Media Contact:        Krista Grossman   201/969-4959
Investor Contact:     Lynne Burns       201/969-4999


                    MOBILEMEDIA RECEIVES "OBJECTORS PROPOSAL"
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FORT LEE, NJ, April 5, 1999 -- MobileMedia Corporation announced that it has received an "Objectors Proposal" on April 1, 1999 as contemplated by the Stipulation approved by the Bankruptcy Court on March 23, 1999 (the "Stipulation") relating to MobileMedia's Third Amended Plan of Reorganization (the "Plan"). The Plan provides for the merger of MobileMedia into Arch Communications Group, Inc ("Arch") (Nasdaq: APGR).

Under the Stipulation, the confirmation hearing relating to the Plan was continued until April 12, 1999 (the "Continued Confirmation Hearing"), and certain unsecured creditors (the "Objectors") that have opposed confirmation of the Plan were permitted to deliver an alternative Objectors Proposal for the reorganization of the Debtors on or before April 1, 1999. The Objectors Proposal received by the Debtors contemplates a combination of the business and assets of MobileMedia with those of TSR Wireless LLC ("TSR"), a privately held company.

Unless the Objectors Proposal is withdrawn, the Bankruptcy Court will decide at the Continued Confirmation Hearing whether the Objectors Proposal meets the requirements of the Stipulation (the "Requirements"), including requirements that the Objectors Proposal (A) be capable of confirmation and consummation within a reasonable period of time, (B) provide (x) for payment in full in cash of (i) all administrative claims, including the breakup fee in the amount of $25,000,000 that may be payable to Arch under the merger agreement with Arch, and (ii) the Allowed Claims of Classes 4 and 5 (except for default interest) under the Plan (approximately $485 million), and (y) for a distribution to Class 6 (general unsecured creditors) that is materially greater in value than the distribution to Class 6 under the Plan, (C) have financing committed or reasonably capable of being obtained and (D) after taking into account all relevant business factors (including, without limitation, any conditions and contingencies), be superior to the Plan.

Under the Stipulation, if the Court finds that the Objectors Proposal does not meet the Requirements, the Plan would be confirmed, subject to a determination that the Plan meets all requirements of the Bankruptcy Code. If the Bankruptcy Court finds that the Objectors Proposal meets the Requirements, the Bankruptcy Court would deny confirmation of the Plan.

The Objectors Proposal includes a letter from TSR to the Objectors setting forth a non-binding offer of TSR (the "TSR Letter") which proposes a business combination involving the formation of a new parent corporation ("Newco") and the acquisition, by merger or asset acquisition, of the

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business and properties of the Debtors and TSR (such transactions being called the "Acquisition"). A majority of the Newco common stock would be owned by TSR's existing equity owners and the unsecured creditors of the Debtors would own a minority of the Newco common stock. The TSR Letter states that TSR believes that the terms of its offer comply with the Requirements.

The TSR Letter indicates that funds for the Acquisition aggregating $755 million would be comprised of (i) $290 million to be obtained under a secured senior bank credit facility, (ii) $250 million in senior notes to be raised through an offering, (iii) $150 million in senior subordinated notes to be raised through an offering, and (iv) $65 million to be raised through the offering of Newco rights to purchase Newco common stock to the unsecured creditors of the Debtors (the TSR Letter does not indicate the source of such funding if or to the extent that the rights offering is not fully subscribed).

The TSR Letter does not constitute a legally binding commitment of TSR or its affiliates and does not include any commitments of financing sources to provide the financing contemplated thereby. The TSR Letter indicates that TSR's willingness to proceed is subject to (i) completion of business, legal and accounting due diligence, (ii) final approval of the Acquisition and all governing documentation by TSR directors and equity holders, (iii) receipt of all necessary financing commitments, and (iv) an agreement for the payment of a breakup fee of $25 million (which agreement would be contained in a binding acquisition agreement).

The Debtors, together with financial and legal advisors, are reviewing the Objectors Proposal and are not yet able to take a position as to the Objectors Proposal (including whether or not it meets the Requirements). As contemplated by the Stipulation, the Debtors will be meeting and conferring with TSR and the Objectors concerning the Objectors Proposal. The Stipulation provides that the Debtors have the right to file a written presentation of their position with respect to the Plan and the Objectors Proposal not later than 9:30 a.m. on April 9, 1999, in advance of the Continued Confirmation Hearing on April 12, 1999.

MobileMedia filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code on January 30, 1997. MobileMedia and Arch executed their merger agreement on August 19, 1998 and have since executed certain amendments thereto. On December 2, 1998, MobileMedia also filed the Plan, which provides for the merger. The Federal Communications Commission approved the transfer of wireless messaging licenses from MobileMedia to Arch by order dated February 2, 1999 and released on February 5, 1999.

MobileMedia Corporation, Fort Lee, N.J., is one of the largest providers of paging and personal communications services in the United States, reaching markets of over 95 percent of the U.S. population, including the top 100 metropolitan statistical areas. MobileMedia, with 3,000 employees, offers local, regional and nationwide coverage to more than three million subscribers in all 50 states, the District of Columbia and in the Caribbean. The Company operates two one-way nationwide FLEX(TM) networks and is constructing a nationwide narrowband PCS

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network. MobileMedia, doing business as MobileComm, can be found on the Internet at www.mobilecomm.com. The Company is not associated with MobileComm, Inc. of Cincinnati, Ohio.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release that are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties. Although MobileMedia believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of MobileMedia as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking documents.

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